Exhibit 7.20

Execution Version

AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2014 (this “Amendment”), among Giant Investment Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), Giant Merger Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Giant Interactive Group Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”). Each of Parent, Merger Sub and the Company is hereinafter referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of March 17, 2014 (the “Original Agreement”);

WHEREAS, Holdco, Union Sky, CDH Wealth Management Company Limited, Baring LP and Hony LP entered into that certain Amended and Restated Equity Commitment Agreement, dated as of May 12, 2014 (the “CDH Equity Commitment Agreement”);

WHEREAS, the Parties desire to amend the Original Agreement so as to, among other things, add CDH WM Giant Fund, L.P. as a Sponsor and amend certain Parent Group Contracts as contemplated hereby, subject to the other amendments to the Original Agreement set forth in this Amendment;

WHEREAS, Section 9.10 of the Original Agreement provides that the Original Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors (or in the case of the Company, by action taken by or on behalf of the Special Committee) at any time prior to the Effective Time;

WHEREAS, the Special Committee has authorized and approved the execution and delivery of this Amendment by the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Amendment and (ii) declared it advisable for Parent and Merger Sub, respectively to enter into this Amendment, and Parent, as the sole shareholder of Merger Sub, has approved this Amendment in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties agree to amend the Original Agreement as follows:

1. Definitions; References

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Original Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Original Agreement shall, from and after this Amendment comes into effect in accordance with the terms hereof, refer to the Original Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Original Agreement, as amended by this Amendment, shall in all instances continue to refer to March 17, 2014, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to March 17, 2014. The Original Agreement and, as the context requires, the Original Agreement as amended by this Amendment and as may be further amended from time to time, are referred to herein as the “Merger Agreement.”

2. Amendments to the Original Agreement

2.1 The fifth recital of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, on the date hereof, each of Union Sky, Baring LP and Hony LP has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement.

2.2 Section 4.05(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

Parent has delivered to the Company true and complete copies of (i) the executed Debt Commitment Letter and (ii) an executed Equity Commitment Letter from each Sponsor pursuant to which each Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein. The proceeds of the Financing shall be used to finance the consummation of the Transactions.

2.3 Section 4.11 of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

Parent has delivered to the Company and the Special Committee a true and complete copy of each of the executed Parent Group Contracts, including all amendments thereto or modifications thereof. Immediately after this Agreement becomes effective in accordance with the terms hereof, other than the Parent Group Contracts, there will be no side letters or other oral or written Contracts, agreements, arrangements or understandings (whether or not legally enforceable) (i) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Corporation following the Effective Time), (ii) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any members of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

2.4 The definition of “Consortium Agreement” in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“Consortium Agreement” means the Consortium Agreement, dated as of November 25, 2013, by and among the Founder Parties and Baring SPV, to which HONY SPV joined as a party on January 12, 2014 and to which CDH SPV shall join as a party pursuant to the CDH Equity Commitment Agreement.

2.5 The definition of “Interim Investors Agreement” in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“Interim Investors Agreement” means the Interim Investors Agreement, dated as of March 17, 2014, by and among Founder, Union Sky, Vogel, Baring SPV, HONY SPV, Holdco, Parent and Merger Sub, as it may be amended and restated pursuant to the CDH Equity Commitment Agreement.

2.6 The definition of “Sponsors” in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“Sponsors” means Baring LP, HONY LP and, upon the execution and delivery of the New Sponsor Documents by the parties thereto, CDH Fund.

2.7 The following definitions are hereby inserted in Section 9.03(a) of the Original Agreement in the correct alphabetical order:

“CDH Equity Commitment Agreement” means the Amended and Restated Equity Commitment Agreement, dated as of May 12, 2014, by and among Holdco, Union Sky, CDH Wealth Management Company Limited, Baring LP and Hony LP.

“CDH SPV” means CDH Journey Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands that is 100% owned and controlled by CDH Fund.

“CDH Fund” means CDH WM Giant Fund, L.P., an exempted limited partnership organized under the Laws of the Cayman Islands.

“Debt Commitment Letter” means the commitment letter from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07), confirming such financial institutions’ respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein in connection with the Transactions.

“Debt Financing” means the financing contemplated by the Debt Commitment Letter.

“Equity Commitment Letter” means each of the equity commitment letters executed by the Sponsors prior to the date of this Agreement; provided that, upon execution thereof, “Equity Commitment Letter” shall instead mean each equity commitment letter to be executed by each of the Sponsors pursuant to the CDH Equity Commitment Agreement, pursuant to which each of the Sponsors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein.

“Equity Financing” means the financing contemplated by the Equity Commitment Letters. “Financing” means, collectively, the Equity Financing, the Debt Financing and/or, if applicable, the Alternative Financing.

“Financing Documents” means the Equity Commitment Letters, the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents. “Guarantors” means Union Sky, Baring LP, Hony LP and, upon the execution and delivery of the New Sponsor Documents by the parties thereto, CDH Fund, and a “Guarantor” means any of them.

“Limited Guarantee” means each of the limited guarantees executed by the Guarantors in favor of the Company prior to the date of this Agreement; provided that, upon execution thereof, “Limited Guarantee” shall instead mean each limited guarantee to be executed by each of the Guarantors in favor of the Company pursuant to the CDH Equity Commitment Agreement.

“New Sponsor Documents” means the documents to be executed and delivered pursuant to Section 1(e) of the CDH Equity Commitment Agreement.

“Parent Group Contracts” means (i) the Consortium Agreement, (ii) the Consortium SPA, (iii) the Equity Commitment Letters, (iv) the Support Agreement, (v) the Interim Investors Agreement, (vi) the Baring Guarantees, (vii) the HONY Guarantee and (viii) upon execution thereof, the CDH Equity Commitment Agreement.

2.8 The references to “Debt Commitment Letter,” “Debt Financing,” “Equity Commitment Letter,” “Equity Financing,” “Financing,” “Financing Documents,” “Guarantor or Guarantors,” “Limited Guarantee or Limited Guarantees” and “Parent Group Contracts” are hereby deleted from the table in Section 9.03(b) of the Original Agreement.

2.9 Schedule A of the Original Agreement is hereby deleted in its entirety.

3. Miscellaneous

3.1 No Further Amendment

The Parties agree that all other provisions of the Original Agreement shall, subject to Section 2, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Original Agreement.

3.2 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as of the date hereof that:

(a) The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

(b) The Company has the requisite corporate power and authority to execute and deliver this Amendment. The execution and delivery by the Company of this Amendment have been duly authorized by the Company Board and the Special Committee and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The execution and delivery of this Amendment by the Company do not (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) conflict with or violate any Law applicable to any Group Company or by which any property or asset of any Group Company is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

(d) The execution and delivery of this Amendment by the Company do not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

3.3 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as of the date hereof that:

(a) Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

(b) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment (other than the filings, notifications and other obligations and actions described in Section 3.3(d)). This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The execution and delivery of this Amendment and the performance of this Amendment by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.3(d) have been obtained and all filings and obligations described in Section 3.3(d) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under the Merger Agreement.

(d) The execution and delivery of this Amendment by Parent and Merger Sub do not, and the performance of this Amendment by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder.

3.4 Delivery of New Sponsor Documents

Parent shall deliver to the Company and the Special Committee, concurrently with the execution thereof, each New Sponsor Document.

3.5 Other Miscellaneous Terms

The provisions of Article IX (General Provisions) of the Original Agreement shall apply mutatis mutandis to this Amendment, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

GIANT INVESTMENT LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

GIANT MERGER LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

GIANT INTERACTIVE GROUP INC.

By:	/s/ Peter Andrew Schloss
Name:	Peter Andrew Schloss
Title:	Director, Chairman of the Special Committee

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]